News Release

FOR IMMEDIATE RELEASE	Thursday, April 16, 2009
Gannett Co., Inc. Reports First Quarter Results
McLEAN, VA — Gannett Co., Inc. (NYSE: GCI) reported today that 2009 first quarter earnings per diluted share were $0.34 compared with $0.84 per share in the first quarter of 2008.
The results for the first quarter of 2009 include a $39.8 million pre-tax settlement gain related to one of the company’s union pension plans ($24.7 million after-tax or $0.11 per share) and $6.6 million in pre-tax severance and facility-related consolidation costs ($4.3 million after-tax or $0.02 per share). Results for the first quarter of 2008 included a $25.5 million pre-tax gain on the sale of land ($15.8 million after-tax or $0.07 per share). Excluding these one-time items, the company earned $0.25 per diluted share in 2009’s first quarter compared to $0.77 per diluted share in the first quarter a year ago.
“While revenue in the quarter benefited from growth in our digital segment and significantly higher retransmission fees for our television stations, our results reflect the pressure on advertising demand across all of our business segments due to continuing recessions in the U.S. and the UK. Our results, however, highlight the positive impact of the company’s efforts to operate its businesses as cost efficiently as possible in light of the revenue realities we are facing in this extraordinary time,” said Chairman, President and Chief Executive Officer Craig Dubow.
“Although business conditions remain very challenging, we continue to transform all facets of the company as we position it for a more favorable economic environment and the opportunities we see in the changing media landscape,” Dubow said.
Total reported operating revenues for the company were $1.4 billion in the first quarter compared to $1.7 billion in the first quarter of 2008. The revenue decline reflects primarily the impact on advertising demand of the ongoing weakness in the economies of both the U.S. and the UK. Digital segment revenues increased significantly due to the consolidation of CareerBuilder and ShopLocal for the full quarter in 2009.
Reported operating expenses were $1.2 billion, a 10.2 percent decline from $1.3 billion in the first quarter of 2008, reflecting cost containment efforts including the impact of headcount reductions in previous periods, furloughs in the current quarter and the pension settlement gain. The effect of these cost savings initiatives was offset partially by restructuring expense. As well, the full consolidation of CareerBuilder and ShopLocal impacted reported expenses. Excluding one time items in both years, pro forma operating expenses were 17.7 percent lower for the quarter. Corporate expenses declined 11.4 percent during the quarter compared to the first quarter in 2008.
Reported operating cash flow (defined as operating income plus depreciation and amortization) was $230.1 million for the quarter and net income was $77.4 million.
Average diluted shares outstanding in the first quarter totaled 230,951,000 compared with 229,661,000 in 2008’s first quarter.
(more)

PUBLISHING
Publishing segment operating revenues were $1.1 billion for the quarter, a 26.9 percent decline from the same quarter a year ago. Advertising revenues were $722.8 million or 34.1 percent lower than the first quarter of 2008. Advertising revenues in the U.S. were 28.2 percent lower while at Newsquest, our operations in the UK, ad revenues declined 38.7 percent, in pounds. The retail, national and classified categories for the publishing segment were 23.4 percent, 30.8 percent and 46.5 percent lower, respectively. The exchange rate of the British pound declined over 27 percent year-over-year. Excluding the impact of the exchange rate, total advertising revenues would have been 29.8 percent lower including declines of 20.9 percent in retail, 29.2 percent in national and 40.7 percent in classified. Circulation revenue was 3.1 percent lower in the quarter. Domestic circulation revenue increased 1.0 percent reflecting recent single copy and home delivery price increases in several markets and at USA TODAY.
Lower classified revenues reflect declines of 50.6 percent in real estate, 62.0 percent in employment and 39.2 percent in automotive. On a constant currency basis, real estate, employment, and automotive would have been down 44.3 percent, 57.2 percent and 34.8 percent, respectively. For U.S. Community Publishing, classified revenues were 39.0 percent lower reflecting declines of 36.6 percent in real estate, 60.2 percent in employment and 32.8 percent in automotive. In the UK, classified revenues were down 45.1 percent, in pounds, comprised of declines of 60.0 percent in real estate, 51.4 percent in employment and 43.2 percent in automotive.
At USA TODAY, advertising revenues were 33.5 percent lower in the first quarter compared to the first quarter in 2008. Paid advertising pages totaled 527 compared with 826 in the same quarter of 2008. The telecommunications, pharmaceutical, and advocacy categories grew but the gains were more than offset by losses in the entertainment, travel and financial categories.
Total publishing operating expenses declined 20.9 percent in the quarter to $954.7 million from $1.21 billion in the first quarter of 2008. The decline was driven by continued cost containment efforts including the impact of headcount reductions in previous periods, furloughs in the current quarter and the pension settlement gain. These savings were offset, in part, by higher severance and facility-related consolidation costs. Publishing expenses, excluding severance expenses and facility consolidation costs as well as the pension settlement gain, were 18.1 percent lower. Newsprint expenses were down 15.6 percent for the quarter reflecting an increase in usage prices of 20.4 percent which was more than offset by a 29.9 percent decline in consumption. Operating cash flow in the first quarter for the publishing segment, which includes USA TODAY and Newsquest, was $179.3 million.
BROADCASTING
Broadcasting revenues (which include Captivate) totaled $143.5 million in the quarter compared to $170.2 million in the first quarter of 2008. The decline was due to softer advertising demand, particularly in the automotive and retail categories, and the near absence of politically related advertising which totaled approximately $5 million in the first quarter of 2008, partially offset by a significant increase in retransmission revenues, Super Bowl related advertising that benefited our NBC affiliates, and higher online revenue.
Operating expenses for the broadcasting segment were $99.3 million or 11.6 percent lower than the first quarter last year reflecting ongoing efficiency efforts. Operating cash flow was $52.7 million in the first quarter. Television revenues were 14.9 percent lower and totaled $139.6 million. Based on current trends, we would expect television revenues to be down in the high teens for the second quarter of 2009 compared to the second quarter of 2008.
(more)

DIGITAL
The digital segment for the quarter includes results for CareerBuilder, PointRoll, ShopLocal, Planet Discover, Schedule Star and Ripple6. Results for CareerBuilder and ShopLocal were initially consolidated in the third quarter of 2008 when the company acquired controlling interest. Ripple6 was acquired in November 2008. Results for PointRoll, Planet Discover and Schedule Star, which had been previously included in the publishing segment, have been reclassified to the digital segment for the prior period.
Digital operating revenues totaled $143.2 million in the quarter compared with $13.9 million in 2008, reflecting primarily the consolidation of CareerBuilder and ShopLocal. Operating expenses were $144.4 million. Operating cash flow was $7.9 million reflecting positive results for CareerBuilder, PointRoll and ShopLocal, partially offset by investment in other digital properties. On a pro forma basis, operating revenues were 13.1 percent lower but operating expenses were down 21.5 percent resulting in a $20.0 million increase in operating cash flow.
NON-OPERATING ITEMS
The company’s equity earnings include its share of operating results from unconsolidated investees including the California Newspapers Partnership, Texas-New Mexico Newspapers Partnership, Tucson newspaper partnership and other online/new technology businesses. These amounts included the company’s equity share of results for CareerBuilder and ShopLocal for the first quarter of 2008 which was before the company acquired controlling interests in these businesses.
The equity loss in unconsolidated investees for the first quarter of 2009 was $2.7 million compared to $11.8 million for the first quarter of 2008. This improvement reflects primarily the absence of the company’s equity share of losses related to CareerBuilder and ShopLocal which are now consolidated, partially offset by lower results from our newspaper publishing partnerships.
The $21.7 million decline in other non-operating items to $2.5 million in the first quarter of 2009 was due primarily to the $25.5 million pre-tax gain on the sale of land reported in the first quarter of 2008.
Interest expense for the first quarter was $48.9 million, a slight increase from $48.5 million in the first quarter last year reflecting lower average debt balances offset by slightly higher interest rates.
(more)

In the first quarter of 2009, Gannett adopted Statement of Financial Accounting Standards No. 160 (FAS 160), “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” FAS 160 affects primarily the company’s reporting of the 49.2 percent noncontrolling interest in CareerBuilder. Previously the company presented this minority interest in “Other non-operating items” in the Condensed Consolidated Statements of Income. Under FAS 160, “Net income” in the Condensed Consolidated Statements of Income reflects 100 percent of CareerBuilder results as the company holds the controlling interest. “Net income” is subsequently adjusted to remove the noncontrolling (minority) interest to arrive at “Net income attributable to Gannett Co., Inc.” While this presentation is different than previously required by GAAP, the final net income results attributable to the company are the same under FAS 160 and the previous reporting method.
* * * *
At the end of the quarter, Gannett had more than 100 domestic publishing Web sites, including USATODAY.com, one of the most popular newspaper sites on the Web. The company also had Web sites in all of its 19 television markets. In March, Gannett’s consolidated domestic Internet audience share was 24.8 million unique visitors reaching 14.7 percent of the Internet audience according to Nielsen//NetRatings. Newsquest is also an Internet leader in the UK where its network of Web sites attracted 83.5 million monthly page impressions from approximately 6.9 million unique users. CareerBuilder’s unique visitors in March totaled 22.7 million, unchanged compared to last year.
All references in this release to “comparable” revenue results and “operating cash flow” are to non-GAAP financial measures. Management believes that this use allows management and investors to analyze and compare the company’s results in a more meaningful and consistent manner. A reconciliation of the non-GAAP operating cash flow amounts to the company’s consolidated statements of income is attached.
As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live Webcast through the Investor Relations section of the company’s Web site, www.gannett.com, or listen-only conference lines. U.S. callers should dial 1-800-822-4794 and international callers should dial 913-312-0690 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 9412955. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 719-457-0820. The confirmation code for the replay is 9412955. Materials related to the call will be available through the Investor Relations section of the company’s Web site Thursday morning.
Gannett Co., Inc. is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV Web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 85 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 850 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of Web sites.
(more)

Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.
Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Tara Connell
Director, Investor Relations	703-854-6049
703-854-6917	tjconnel@gannett.com
jheinz@gannett.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)

	Thirteen weeks ended	Thirteen weeks ended	% Inc
	March 29, 2009	March 30, 2008	(Dec)
Net Operating Revenues:
Publishing advertising	$722,755	$1,096,894	(34.1)
Publishing circulation	299,683	309,178	(3.1)
Digital	143,160	13,893	***
Broadcasting	143,490	170,180	(15.7)
All other	69,390	86,724	(20.0)

Total	1,378,478	1,676,869	(17.8)

Operating Expenses:
Cost of sales and operating expenses, exclusive of depreciation	839,004	986,500	(15.0)
Selling, general and administrative expenses, exclusive of depreciation	309,380	294,896	4.9
Depreciation	55,736	59,602	(6.5)
Amortization of intangible assets	8,165	8,240	(0.9)

Total	1,212,285	1,349,238	(10.2)

Operating income	166,193	327,631	(49.3)

Non-operating (expense) income:
Equity loss in unconsolidated investees, net	(2,689)	(11,755)	(77.1)
Interest expense	(48,912)	(48,549)	0.7
Other non-operating items	2,457	24,172	(89.8)

Total	(49,144)	(36,132)	36.0

Income before income taxes	117,049	291,499	(59.8)
Provision for income taxes	39,300	99,700	(60.6)

Net income	77,749	191,799	(59.5)
Net income attributable to noncontrolling interest	(314)	(21)	***

Net income attributable to Gannett Co., Inc.	$77,435	$191,778	(59.6)

Earnings per share — basic	$0.34	$0.84	(59.5)

Earnings per share — diluted	$0.34	$0.84	(59.5)

Dividends per share	$0.04	$0.40	(90.0)

In period 9, 2008, the company increased its ownership in CareerBuilder to 50.8% from 40.8%, and in connection therewith the results of CareerBuilder beginning with period 9 are now fully consolidated. In period 7, 2008, the company increased its ownership in ShopLocal to 100% from 42.5%, and in connection therewith the results of ShopLocal beginning with period 7 are now fully consolidated. Prior to these acquisitions, the equity share of CareerBuilder and ShopLocal results were reported as equity earnings. Beginning with the third quarter of 2008, a new “Digital” business segment was reported, which includes CareerBuilder and ShopLocal from the date of full consolidation as well as PointRoll , Planet Discover, Schedule Star and Ripple6 (from the date of acquisition in period 11, 2008) . Prior period revenues for PointRoll, Planet Discover and Schedule Star have been reclassified from “All other” to “Digital”.

BUSINESS SEGMENT INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars

	Thirteen weeks ended	Thirteen weeks ended	% Inc
	March 29, 2009	March 30, 2008	(Dec)

Net Operating Revenues:
Publishing	$1,091,828	$1,492,796	(26.9)
Digital	143,160	13,893	***
Broadcasting	143,490	170,180	(15.7)

Total	$1,378,478	$1,676,869	(17.8)

Operating Income (net of depreciation and amortization):
Publishing	$137,163	$286,394	(52.1)
Digital	(1,200)	(862)	39.2
Broadcasting	44,146	57,805	(23.6)
Corporate	(13,916)	(15,706)	(11.4)

Total	$166,193	$327,631	(49.3)

Depreciation and amortization:
Publishing	$42,155	$54,002	(21.9)
Digital	9,091	1,377	***
Broadcasting	8,603	8,495	1.3
Corporate	4,052	3,968	2.1

Total	$63,901	$67,842	(5.8)

Operating Cash Flow:
Publishing	$179,318	$340,396	(47.3)
Digital	7,891	515	***
Broadcasting	52,749	66,300	(20.4)
Corporate	(9,864)	(11,738)	(16.0)

Total	$230,094	$395,473	(41.8)

In period 9, 2008, the company increased its ownership in CareerBuilder to 50.8% from 40.8%, and in connection therewith the results of CareerBuilder beginning with period 9 are now fully consolidated. In period 7, 2008, the company increased its ownership in ShopLocal to 100% from 42.5%, and in connection therewith the results of ShopLocal beginning with period 7 are now fully consolidated. Prior to these acquisitions, the equity share of CareerBuilder and ShopLocal results were reported as equity earnings. Beginning with the third quarter of 2008 a new “Digital” business segment was reported, which includes CareerBuilder and ShopLocal from the date of full consolidation as well as PointRoll, Planet Discover, Schedule Star and Ripple6 (from date of acquisition in period 11, 2008). Prior period results for PointRoll, Planet Discover and Schedule Star have been reclassified from the “Publishing” segment to the “Digital” segment.
Broadcasting includes results from the company’s 23 television stations and Captivate Network. Captivate delivers news, information and advertising to a highly desirable audience demographic through its video screens located in elevators of office towers and select hotel lobbies across North America.
Operating Cash Flow represents operating income for each of the company’s business segments plus related depreciation and amortization. See attachment for reconciliation of amounts to the Consolidated Statements of Income.

NON-GAAP FINANCIAL INFORMATION
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)
“Operating cash flow”, a non-GAAP measure, is defined as operating income plus depreciation and amortization. Management believes that use of this measure allows investors and management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner.
A reconciliation of these non-GAAP amounts to the company’s operating income, which the company believes is the most directly comparable financial measure calculated and presented in accordance with GAAP on the company’s consolidated statements of income, follows:
Thirteen weeks ended March 29, 2009

					Consolidated
	Publishing	Digital	Broadcasting	Corporate	Total

Operating cash flow	$179,318	$7,891	$52,749	$(9,864)	$230,094
Less:
Depreciation	(38,588)	(4,707)	(8,389)	(4,052)	(55,736)
Amortization	(3,567)	(4,384)	(214)	—	(8,165)

Operating income	$137,163	$(1,200)	$44,146	$(13,916)	$166,193

Thirteen weeks ended March 30, 2008

					Consolidated
	Publishing	Digital	Broadcasting	Corporate	Total

Operating cash flow	$340,396	$515	$66,300	$(11,738)	$395,473
Less:
Depreciation	(47,408)	(96)	(8,130)	(3,968)	(59,602)
Amortization	(6,594)	(1,281)	(365)	—	(8,240)

Operating income	$286,394	$(862)	$57,805	$(15,706)	$327,631

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the company has provided information regarding diluted earnings per share (“EPS”) excluding severance expenses, pension settlement gain and the gain on the sale of land. Management believes EPS excluding severance expenses, pension settlement gain and the gain on the sale of land better reflect the ongoing performance of the company and enables management and investors to meaningfully trend, analyze and benchmark the performance of the company’s operations. This measure is also more comparable to financial measures reported by our competitors. EPS excluding severance expenses, pension settlement gain and the gain on the sale of land should not be considered a substitute for EPS calculated in accordance with GAAP.
The table below reconciles earnings per share prepared in accordance with GAAP to earnings per share excluding severance expenses, pension settlement gain and the gain on the sale of land:

	Thirteen weeks ended	Thirteen weeks ended
	Mar. 29, 2009	Mar. 30, 2008
Diluted earnings per share:
Earnings per share (GAAP basis)	$0.34	$0.84

Severance and related expenses	0.02	—

Pension settlement gain	(0.11)	—

Gain on sale of land	—	(0.07)

Adjusted earnings per share (Non-GAAP basis)	$0.25	$0.77